Exhibit 8.1

Davis Polk & Wardwell llp 450 Lexington Avenue New York, NY 10017 davispolk.com

October 30, 2023

Re: U.S. Tax Treatment of the Transactions

Livent Corporation
Marina M. Zivik
Chief Tax Officer
1818 Market Street, Suite 2550
Philadelphia, PA 19103

Arcadium Lithium plc
Suite 12, Gateway Hub
Shannon Airport House
Shannon, Co. Clare V14 E370
Ireland

Ladies and Gentlemen:

We have acted as counsel for Livent Corporation, a Delaware corporation (“Livent”) in connection with the transactions contemplated by Livent, Arcadium Lithium plc, a public limited company incorporated under the laws of the Bailiwick of Jersey (originally incorporated as Lightning-A Limited, a private limited company incorporated under the laws of the Bailiwick of Jersey and f/k/a Allkem Livent plc) (“NewCo”), Lightning-A Merger Sub, Inc., a Delaware corporation (“Merger Sub”), an Irish private company limited by shares to be formed following the date hereof (“Irish IntermediateCo”) and Allkem Limited, an Australian public company limited by shares (“Allkem”).1 Pursuant to the Transaction Agreement, the parties will consummate (or cause to be consummated) the transactions set forth in the Steps Plan, which will include the following: (i) NewCo will acquire all of the issued and outstanding stock of Allkem (the “Scheme”), (ii) following the Scheme in accordance with the timing set forth in the Steps Plan, NewCo will become the sole shareholder of Irish IntermediateCo which will be the sole stockholder of Merger Sub, and (iii) following the transactions set forth in clause (ii) in accordance with the timing set forth in the Steps Plan, Merger Sub will merge with and into Livent, with Livent surviving as a corporation directly owned by Irish IntermediateCo (the “Merger”) (the transactions set forth in clauses (i)-(iii), the “Transactions”).

This opinion is being delivered to you in connection with the filing of the preparation and filing of the Registration Statement (File No. 333- 273360) on Form S-4 (the “Registration Statement”), which includes the joint proxy statement/prospectus of Livent and NewCo (the “Joint Proxy Statement/Prospectus”), filed today with the Securities and Exchange Commission.

1 Unless otherwise noted, all Section references herein are to the Internal Revenue Code of 1986, as amended (the “Code”) or the Treasury Regulations promulgated thereunder. All capitalized terms not defined herein shall have the meaning ascribed thereto in that Transaction Agreement by and between Livent, NewCo and Allkem dated as of the date hereof (the “Transaction Agreement”).

In connection with this opinion, we have examined (i) the Transaction Agreement, and all associated exhibits and schedules (the “Transaction Documents”), (ii) the Registration Statement and the Joint Proxy Statement/Prospectus, (iii) the representation letters of Allkem, Livent and NewCo, dated as of today, each delivered to us for purposes of this opinion (the “Representation Letters”) and (iv) such other documents as we have deemed necessary or appropriate in order to enable us to render our opinion (documents described in clauses (i) through (iv), together, the “Reviewed Materials”). In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents. We have not, however, undertaken any independent investigation of any factual matter set forth in the Representation Letters or any of the other foregoing documents. For purposes of this opinion, we have assumed, with your permission, that (i) the transactions contemplated by the Transaction Documents (collectively, the “Contemplated Transactions”) will be consummated in the manner described in the Reviewed Materials and the Joint Proxy Statement/Prospectus, without modification or waiver of any of the terms or conditions contained therein, (ii) the parties have complied with, and will continue to comply with the obligations, covenants and agreements contained in the execution versions of the Transaction Documents and Representation Letters without waiver or modification, (iii) the statements concerning the Contemplated Transactions set forth in the Reviewed Materials and the Joint Proxy Statement/Prospectus are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time, (iv) the representations made by Allkem, Livent and NewCo pursuant to the Representation Letters are accurate and complete and will remain accurate and complete at all times up to and including the Effective Time, (v) any representations made in the Transaction Documents or the Representation Letters “to the knowledge of,” based on the belief of Allkem, Livent and NewCo, or similarly qualified, are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time, in each case without such qualification, and (vi) market conditions between the date hereof and the Effective Time do not impact the relative valuation of Livent and Allkem for purposes of Treasury Regulations Section 1.367(a)-3(c) and Section 7874(a)(2)(B) of the Code. In addition, our opinion is based solely on the documents that we have examined, the additional information that we have obtained, and the representations made by Allkem, Livent and NewCo referred to above, which we have assumed will be true as of the Effective Time.

Based upon the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, (I) it is our opinion that, for U.S. federal income tax purposes, (i) either (A) the Merger will qualify as a “reorganization” under Section 368(a) of the Code or (B) the exchange of Livent Eligible Shares for NewCo Shares pursuant to the Merger and the exchange of Allkem Shares for NewCo Shares or CDIs pursuant to the Scheme, taken together, will qualify as an exchange described in Section 351(a) of the Code, (ii) the transfer of Livent Eligible Shares by Livent Stockholders pursuant to the Merger (other than by any Livent Stockholder who is a “U.S. person” (within the meaning of Treasury Regulations Section 1.367(a)-3(c)(5)(iv)) and would be a “five-percent transferee shareholder” (within the meaning of Treasury Regulations Section 1.367(a)-3(c)(5)(ii)) of NewCo following the Merger that does not enter into a five-year gain recognition agreement in the form provided in Treasury Regulations Section 1.367(a)-8(c)) should qualify for an exception to Section 367(a)(1) of the Code and (iii) the Transactions will not result in NewCo being treated as a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code or a “domestic corporation” pursuant to Section 7874(b) of the Code, and (II) the legal conclusions set forth under the section entitled “The Transaction—Material U.S. Federal Income Tax Considerations for U.S. Holders” in the Joint Proxy Statement/Prospectus relating to the material U.S. federal income tax consequences of the Transactions are (subject to the limitations, assumptions and qualifications described therein and herein) our opinion.
October 30, 2023

We express our opinion herein only as to those matters specifically set forth above and no opinion should be inferred as to the tax consequences of the Transactions under any state, local or non-U.S. law, or with respect to other areas of U.S. federal taxation. We are members of the Bar of the State of New York, and we do not express any opinion herein concerning any law other than the federal law of the United States.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours, /s/ Davis Polk & Wardwell LLP

October 30, 2023